================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(A) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      PEDIATRIC SERVICES OF AMERICA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No Filing fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

           [LOGO OF PEDIATRIC SERVICES OF AMERICA INC. APPEARS HERE]

                               December 28, 1998

Dear Stockholder;

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders. It will be held in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia. It will begin at 9:00 a.m. on Wednesday, January 20, 1999.

  The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the election of directors, the selection of auditors, and such other business as may be properly brought before the meeting.

  At the Annual Meeting, Stephen M. Mengert and I will report on the current operations of the Company. Following our presentation, representatives of our independent auditors, Ernst & Young LLP, will be available to respond to questions from stockholders.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. You are urged to complete, sign, date and return the enclosed proxy card even if you plan to attend the meeting. Return of the proxy card will not prevent you from voting in person at the meeting should you later decide to do so. For your convenience a postage paid envelope is enclosed.

  We hope you will plan to join us.

                                          /s/ Joseph D. Sansone
                                          Chairman of the Board, Chief
                                          Executive Officer and President

                      PEDIATRIC SERVICES OF AMERICA, INC.
                            310 TECHNOLOGY PARKWAY
                         NORCROSS, GEORGIA 30092-2929

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 20, 1999

To the Stockholders of Pediatric Services of America, Inc.:

  The 1999 Annual Meeting of Stockholders of Pediatric Services of America, Inc. will be held in the Medlock Auditorium of the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, on the 20th day of January, 1999, at 9:00 a.m., for the purpose of considering and voting upon:

1. A proposal to elect two Class II members of the Board of Directors for a three year term;

2. A proposal to approve and ratify the Board of Directors' selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending September 30, 1999; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

  Information relating to the above matters is set forth in the attached Proxy Statement. The Board of Directors has fixed December 1, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only holders of record of Pediatric Services of America, Inc. Common Stock at the close of business on that date will be entitled to notice of and to vote at the meeting. A list of stockholders of the Company as of the close of business on December 1, 1998 will be available for inspection during normal business hours from January 8, 1999 through January 20, 1999 at the headquarters of the Company located at 310 Technology Parkway, Norcross, Georgia 30092-2929.

  MANAGEMENT WOULD APPRECIATE YOUR SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD PROMPTLY SO THAT IF YOU DO NOT ATTEND THE MEETING, YOUR SHARES WILL BE VOTED.

                                          By Order of the Board of Directors

                                          /s/ Stephen M. Mengert,
                                          Secretary

                      PEDIATRIC SERVICES OF AMERICA, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement, mailed on or about December 28, 1998, is furnished to the stockholders of Pediatric Services of America, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1999 Annual Meeting of Stockholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 9:00 a.m., local time, on Wednesday, January 20, 1999 in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel located at 5993 Peachtree Industrial Boulevard, Norcross, Georgia.

                                    VOTING

GENERAL

  The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter properly submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is December 1, 1998. On the record date, 6,651,964 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against", as well as abstentions (including instructions to withhold authority to vote) and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others), will be used.

  In voting for the proposal to elect directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. In voting with regard to the proposal to ratify the selection of Ernst & Young LLP as independent auditors (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. Pursuant to the Bylaws of the Company, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve each of the two proposals. As a result, shares which are withheld or abstained from voting and any broker non-votes with regard to a proposal will have the same legal effect as a vote against the proposal.

  The Company believes that approximately 391,915 shares owned or controlled on the record date by directors and executive officers of the Company, constituting approximately 5.9% of the outstanding Common Stock, will be voted in favor of each of the proposals.

PROXIES

  The accompanying form of proxy card is for use at the Annual Meeting if a stockholder is unable to attend in person or is able to attend but does not wish to vote in person. Stockholders should specify their choices with regard to each of the two proposals on the enclosed proxy card. All properly executed proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted thereon. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted "FOR" the election of all director nominees named in Proposal 1 and "FOR" the selection of Ernst & Young LLP as independent auditors in Proposal
2. In all other matters that properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

  Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to Stephen M. Mengert, Secretary of the Company, at 310 Technology Parkway, Norcross, Georgia 30092-2929, by executing and delivering to Mr. Mengert a proxy card bearing a later date, or by voting in person at the Annual Meeting.

  In addition to soliciting proxies through the mail, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. Their expenses and all other expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons.

                                STOCK OWNERSHIP

  The table below sets forth information regarding the beneficial ownership of the Company's Common Stock, as of October 23, 1998, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each of the Company's directors, (iii) each executive officer of the Company named in the Summary Compensation Table on page 8, and (iv) all directors and executive officers of the Company as a group, based on data furnished to the Company by the named persons.

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL  PERCENT OF
                   BENEFICIAL OWNER                     OWNERSHIP(1) CLASS (1)
                   ----------------                     ------------ ----------
Wellington Management Company, LLP (2).................   690,600       10.0%
 Beneficial Owner
Joseph D. Sansone (3)..................................   235,371        3.4%
 Chairman of the Board of Directors, President
 and Chief Executive Officer
Stephen M. Mengert (4).................................    15,000          *
 Senior Vice President, Chief Financial Officer,
 Secretary and Treasurer
James R. Henderson (5).................................    57,150          *
 Senior Vice President of Operations
Charles P. Gaetano (6).................................    17,460          *
 Former Senior Vice President of Development
Robert P. Pinkas (7)...................................   162,351        2.3%
 Director
Richard S. Smith (8)...................................    35,093          *
 Director
Adam O. Holzhauer (9)..................................    84,000        1.2%
 Director
Irving S. Shapiro (10).................................    36,000          *
 Director
Michael J. Finn (11)...................................    25,300          *
 Director
All executive officers and directors as a group (9
 persons) (12).........................................   667,725        9.6%

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
 (1) Except as indicated in the footnotes set forth below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The numbers of shares shown include shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within 60 days from October 23, 1998 upon the exercise of stock options. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular stockholder or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
 (3) Includes options to purchase 97,050 shares of Common Stock.
 (4) Consists entirely of options to purchase shares of Common Stock.
 (5) Includes options to purchase 22,300 shares of Common Stock.
 (6) Includes options to purchase 11,750 shares of Common Stock. As of October 21, 1998, Mr. Gaetano resigned from the Company.
 (7) Consists of options to purchase 22,000 shares of Common Stock, 6,437 shares of Common Stock owned by Pinkas Family Partners, of which Mr. Pinkas is general partner, and 123,914 of Common Stock owned by Brantley Venture Management, L.P. of which Pinkas Family Partners is the general partner.
 (8) Consists of options to purchase 22,000 shares of Common Stock, and 13,093 shares of Common Stock held by Smith Family Investment Partners, of which Mr. Smith is general partner, and he therefore may be deemed to beneficially own the shares held by Smith Family Investment Partners. Mr. Smith disclaims any beneficial ownership of the shares held by Smith Family Investment Partners.
 (9) Includes options to purchase 22,000 shares of Common Stock.
(10) Consists entirely of options to purchase shares of Common Stock.
(11) Includes options to purchase 22,000 shares of Common Stock.
(12) Includes options to purchase 270,100 shares of Common Stock.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen members as fixed from time to time by vote of a majority of the entire Board of Directors. The Board of Directors is currently set at six members. The Amended and Restated Certificate of Incorporation further provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of office of one of the classes of directors expires each year and a new class of directors is elected each year by the stockholders for a term of three years and until their successors are elected and qualified.

  At the Annual Meeting the terms of the two Class II directors expire. The Board of Directors has nominated Adam O. Holzhauer and Michael J. Finn to serve as the Class II directors of the Company for a three year term expiring at the 2002 Annual Meeting of Stockholders. These individuals are currently serving as Class II directors of the Company. If either of the nominees should become unavailable to serve for any reason (which is not anticipated), the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees) or allow the vacancy or vacancies to remain open until the Board of Directors locates a suitable candidate, or by resolution reduce the authorized number of directors.

  The following is certain information concerning the nominees for election as well as the directors whose terms of office will continue after the Annual Meeting.

NOMINEES FOR RE-ELECTION AS DIRECTORS AT THE 1999 ANNUAL MEETING

    CLASS II--NOMINEES TO SERVE AS DIRECTORS UNTIL THE 2002 ANNUAL MEETING

  ADAM O. HOLZHAUER (52) is Chairman of the Board and Chief Executive Officer of Royale Healthcare, Inc., a hospital management company which he founded in 1988. Mr. Holzhauer is also President of Adam Holzhauer, Inc., a private investment company. From 1985 until 1994, Mr. Holzhauer served as President of Master Ventures, Inc., a division of Master Collectors, which provides accounts receivable management and collection services for health care providers, government agencies, major retailers, banks and national credit card companies.

Member: Audit Committee (Chairman)First became a director: 1989

  MICHAEL J. FINN (49) has been a General Partner of Brantley Venture Partners, L.P., a venture capital firm based in Cleveland, Ohio, since May 1995. Mr. Finn served from 1987 until May 1995 as Vice President, Venture Capital and Emerging Growth for Sears Investment Management Co. and during his tenure headed the Venture Capital Group for the firm. Previously, Mr. Finn was Deputy Director of the Bureau of Investments, Michigan Department of Treasury. In this capacity, Mr. Finn headed the Venture Capital Group. Mr. Finn is also a director of MediRisk, Inc., Silvon Software and The Rhomas Group.

Member: Audit Committee           First became a director: 1989

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RE-ELECTION OF MESSRS. HOLZHAUER AND FINN AS DIRECTORS OF THE COMPANY FOR A THREE YEAR TERM, TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING .

CONTINUING DIRECTORS OF THE COMPANY

               CLASS I--TERM EXPIRING AT THE 2001 ANNUAL MEETING

  ROBERT P. PINKAS (45) is a General Partner of Brantley Venture Partners, L.P., a venture capital firm based in Cleveland, Ohio, of which he was the founding partner in 1987. Mr. Pinkas has been a director, officer and investor in several early stage technology businesses since 1981, including Quad Systems Corporation, MediRisk, Inc., Waterlink, Inc. and Brantley Capital Corporation. He currently serves as Chairman of the Board of Gliatech, Inc.

Member: Compensation Committee       First became a director: 1989

  RICHARD S. SMITH (63) has been President of Ventex Management, Inc. or its predecessors since 1987. Ventex Management, Inc. is the general partner of Ventex Partners, Ltd., an investment partnership located in Houston, Texas. Mr. Smith currently serves as a director of several private corporations.

Member: Compensation Committee       First became a director: 1993
     Audit Committee

              CLASS III--TERM EXPIRING AT THE 2000 ANNUAL MEETING

  JOSEPH D. SANSONE (55) has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its formation in 1989. From September 1987 until the formation of the Company, Mr. Sansone was President of Ambulatory Services of America, Inc., a wholly owned subsidiary of Charter Medical Corporation ("Charter Medical"), the Company's former parent. Prior to joining Charter Medical, Mr. Sansone was employed by American Medical International, Inc. ("AMI"). From 1985 to 1987, he served as Vice President of AMI Home Health Equipment Centers, a division of AMI specializing in durable medical equipment sales and rentals.

Member: Audit Committee              First became a director: 1989

  IRVING S. SHAPIRO (82) has been Of Counsel to the law firm Skadden, Arps, Slate, Meagher & Flom, LLP in Wilmington, Delaware, since 1990, and from 1981 to 1990 was a Partner of that firm. Prior to joining Skadden, Arps, Slate, Meagher & Flom, LLP, Mr. Shapiro was Chairman of the Board and Chief Executive Officer of E. I. du Pont de Nemours & Company. Mr. Shapiro currently serves as Director of Gliatech Inc., and J. P. Morgan Florida Savings Bank. He also serves as a Trustee of the Howard Hughes Medical Institute and as the Chairman of the Board of Sola International, Inc. and Marvin & Palmer Associates, Inc.

Member: Compensation Committee (Chairman)
                                     First became a director: 1992

COMMITTEES OF THE BOARD

  The Company's Board of Directors has two committees: a Compensation Committee and an Audit Committee.

  The Compensation Committee formulates executive compensation policy, reviews and approves compensation plans relating to officers and administers the Company's stock option plans. The members of the Compensation Committee are Irving S. Shapiro (Chairman), Richard S. Smith and Robert P. Pinkas. The Compensation Committee held one meeting during fiscal 1998.

  The Audit Committee makes recommendations concerning the selection of independent auditors of the Company and their duties and fees; reviews their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and non-audit fees. The members of the Audit Committee are Adam O. Holzhauer (Chairman), Joseph D. Sansone, Michael J. Finn and Richard S. Smith. The Audit Committee held two meetings during fiscal 1998.

  The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by stockholders if submitted to the Board of Directors in accordance with the procedures specified in the Company's Bylaws. See "Stockholders' Proposals for 2000 Annual Meeting" below.

DIRECTORS' COMPENSATION AND ATTENDANCE

  Under the Directors' Stock Option Plan, as amended (the "Directors' Stock Option Plan"), directors of the Company who are not officers or employees of the Company each receive, in lieu of cash fees, annual grants of options to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant and which expire ten years after issuance. The options vest on the first anniversary of their issuance, provided that the grantee is then a director of the Company. A total of 300,000 shares of Common Stock have been reserved for issuance pursuant to options granted and to be granted under the Directors' Stock Option Plan. In fiscal 1998, a total of 45,000 options were granted to directors under the Directors' Stock Option Plan. Directors who are salaried employees of the Company receive no additional compensation for their services as directors.

  During fiscal 1998, the Board of Directors held ten meetings and the Committees of the Board held three meetings. Each director attended in excess of 75% of the total number of meetings of the Board and each Committee on which he served in fiscal 1998.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  This report discusses the Compensation Committee's objectives and policies regarding executive compensation. The report specifically reviews the bases for the compensation for the Company's President and Chief Executive Officer for fiscal 1998 and its policy generally with respect to the compensation of all executive officers for fiscal 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION

  For fiscal 1998, the base salary for Mr. Sansone was set at $275,000 pursuant to an employment agreement between the Company and Mr. Sansone, effective October 1, 1996. See "Employment Agreements" below. The Compensation Committee determines any annual salary increase, incentive bonus and stock option grants based on the performance of the Company measured against an annual plan submitted and approved by the full Board and the Committee's subjective evaluation of Mr. Sansone's performance as it relates to the performance of the Company. The Compensation Committee believes that this relationship between performance and pay is appropriate and serves the stockholders' interests. The Compensation Committee then submits Mr. Sansone's compensation package to the Board of Directors for ratification. Members of the Compensation Committee have extensive experience in serving on compensation committees at other companies, which provides the Company with knowledge of comparable compensation policies.

  In determining Mr. Sansone's compensation at the beginning of fiscal 1998, the Compensation Committee took into consideration that the Company's net revenue in fiscal 1997 increased 25% over fiscal 1996, and that net income before income taxes and extraordinary items increased 43%. Based on the financial results for fiscal 1998, the Compensation Committee voted not to increase Mr. Sansone's salary for fiscal 1999. The Compensation Committee also did not award an incentive bonus to Mr. Sansone for fiscal 1998.

COMPENSATION POLICY FOR EXECUTIVE OFFICERS

  The Company's executive officers receive base salaries that are considered on the low end of an average base salary for executive officers in comparable positions at other growth companies in the health care industry. This reflects the Compensation Committee's desire to place more emphasis on the non-cash incentive portion of the compensation package. Because the Company is a growth company, the Compensation Committee seeks to use non-cash compensation such as the grant of stock options as a long-term performance incentive for the executive officers. Stock options enable the Company's executive officers to benefit from their efforts to improve the Company's financial results, consistent with the interests of all stockholders, because improved financial results are likely to be reflected in the Company's stock price and would thereby increase stockholder value. It is the Compensation Committee's belief that the granting of stock options will encourage performance by the Company's executive officers that contributes to the long-term growth of the Company.

  For fiscal 1998, the compensation of the Company's executive officers other than the Chief Executive Officer was recommended by the Chief Executive Officer to the Compensation Committee, subject to ratification by the Board of Directors. Recommendations for annual increases in salary and incentive bonuses are generally based on the Chief Executive Officer's review and evaluation of each executive officer's performance as it relates to the goals of the Company. Measures of performance include divisional results for which each executive officer is responsible, Company-wide results, and individual goals and objectives set by the Chief Executive Officer and the individual executive officer prior to the beginning of the fiscal year. The Compensation Committee reviews the Chief Executive Officer's recommendations, makes any changes it feels necessary, approves the compensation packages and presents them to the Board for ratification. For fiscal 1998, no bonuses were awarded to the Company's executive officers.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993 IMPLICATIONS FOR EXECUTIVE
COMPENSATION

  It is the responsibility of the Compensation Committee to address the issues raised by changes in the tax laws which made certain non-performance based compensation to executives of public companies in excess of $1,000,000 non-deductible beginning in 1994. In this regard, the Committee must determine whether any actions with respect to this limit should be taken by the Company. Based on the Company's current level of compensation it is not necessary to consider this issue at this time. The Company intends to take the necessary steps to ensure its executive officers' compensation policies comply with the cap at the appropriate time.

Compensation Committee: Irving S. Shapiro (Chairman), Robert P. Pinkas and Richard S. Smith.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company for fiscal 1998 consisted of Messrs. Pinkas, Shapiro and Smith. Messrs. Pinkas, Shapiro and Smith have never been employees of the Company, and there were no reportable business relationships between the Company and such individuals.

SUMMARY COMPENSATION

  The following table summarizes the total compensation paid or accrued by the Company for each person who served as an executive officer during the fiscal year ended September 30, 1998:

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                                                     ------------
                                        ANNUAL
                                     COMPENSATION
                                   -----------------    SHARES     ALL OTHER
         NAME AND           FISCAL  SALARY            UNDERLYING  COMPENSATION
    PRINCIPAL POSITION       YEAR    (1)     BONUS     OPTIONS        (2)
    ------------------      ------ -------- -------- ------------ ------------
JOSEPH D. SANSONE..........  1998  $275,000 $    --     35,000      $12,968
 Chairman of the Board,      1997  $230,500 $100,000    15,000      $ 6,531
 President and Chief         1996  $200,000 $100,000    45,000      $10,203
 Executive Officer
STEPHEN M. MENGERT (3).....  1998  $164,300 $    --     20,000      $ 9,792
 Senior Vice President,      1997  $160,000 $ 40,000    10,000      $ 4,800
 Chief Financial Officer,    1996  $ 30,500 $    --     20,000      $   692
 Secretary and Treasurer
JAMES R. HENDERSON.........  1998  $103,500 $    --     15,000      $ 3,284
 Senior Vice President of    1997  $ 96,000 $ 22,000     7,500      $ 2,084
 Operations                  1996  $ 95,000 $ 13,500    13,000      $ 1,750
CHARLES P. GAETANO (4).....  1998  $124,725 $    --     15,000      $ 7,297
 Former Senior Vice          1997  $110,650 $ 46,621     7,500      $ 5,201
 President of Development    1996  $104,000 $ 13,500    13,000      $ 5,648

--------
(1) Includes amounts deferred at the election of the executive officers pursuant to the Company's Non-Qualified Deferred Compensation Plan. See "Non-Qualified Deferred Compensation Plan" below.

(2) Reflects for fiscal 1998 (a) premiums of $5,300 paid by the Company for a term life insurance policy on the life of Mr. Sansone, the proceeds of which are payable to a beneficiary designated by Mr. Sansone, (b) amounts contributed by the Company on behalf of Messrs. Sansone, Mengert, Henderson and Gaetano of $7,668, $3,792, $3,284 and $3,697, respectively, pursuant to the Company's Non-Qualified Deferred Compensation Plan and (c) amounts reimbursed by the Company to Messrs. Mengert and Gaetano of $6,000 and $3,600, respectively, pursuant to the Company's car allowance program.

(3) Mr. Mengert began employment on July 15, 1996 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company.

(4) As of October 21, 1998, Mr. Gaetano resigned from the Company.

INCENTIVE BONUS POLICY

  The Company has established an incentive bonus policy (the "Incentive Bonus Policy") that provides for cash bonuses to certain employees of the Company, including all executive officers. Payment of any bonus under the Incentive Bonus Policy is at the discretion of the Compensation Committee, subject to ratification by the Board of Directors, but is based generally on factors such as increases in overall corporate profitability, divisional profitability and achieving goals as outlined in the Company's annual financial and operational plan. The Board of Directors may amend, suspend or discontinue the Incentive Bonus Policy at any time. No bonuses were awarded to the Company's executive officers for fiscal 1998.

STOCK OPTIONS

  The Company has adopted, and its stockholders have approved, the Pediatric Services of America, Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan is designed to provide a means by which selected key persons may be given an opportunity to purchase stock of the Company, to help secure and retain the services of key persons, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Company has reserved 1,750,000 shares of Common

Stock for issuance pursuant to the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonqualified stock options ("Nonqualified Stock Options"). Incentive Stock Options may be granted only to employees (including officers) of the Company or its affiliates. Nonqualified Stock Options may be granted only to key employees, directors or consultants or advisors of the Company or its affiliates. A director is not eligible to participate in the Stock Option Plan unless such director has expressly been declared eligible to participate in the Stock Option Plan by the Board of Directors or the Compensation Committee. The Board of Directors has the authority to amend the Stock Option Plan, subject to stockholder approval for certain material amendments, and may suspend or terminate the Stock Option Plan at any time.

  The following table sets forth information regarding the number, terms and potential realizable value of stock options granted to Messrs. Sansone, Mengert, Henderson, and Gaetano during fiscal 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL
                                                                         REALIZABLE
                                                                      VALUE AT ASSUMED
                                                                       ANNUAL RATES OF
                         NUMBER OF   % OF TOTAL                             STOCK
                         SECURITIES   OPTIONS    EXERCISE            PRICE APPRECIATION
                         UNDERLYING  GRANTED TO   PRICE              FOR OPTION TERM (2)
                          OPTIONS   EMPLOYEES IN   PER    EXPIRATION -------------------
   NAME                  GRANTED(1) FISCAL YEAR  SHARE(1)    DATE       5%       10%
   ----                  ---------- ------------ -------- ---------- -------- ----------
Joseph D. Sansone.......   35,000       7.19%     $19.00  01/22/2008 $418,212 $1,059,836


Stephen M. Mengert......   20,000       4.11%     $19.00  01/22/2008 $238,977 $  605,620


James R. Henderson......   15,000       3.08%     $19.00  01/22/2008 $179,233 $  454,215


Charles P. Gaetano......   15,000       3.08%     $19.00  01/22/2008 $179,233 $  454,215

--------
(1) All options were granted at an exercise price equal to the fair market value of the underlying shares as of the date of the grant and become exercisable in one-fourth increments on each anniversary of the grant date.

(2) Such value is based on the exercise price at the time of grant.


  The following table sets forth certain information with respect to exercises of stock options during fiscal 1998 by each of the named executives and the fiscal year-end value of unexercised stock options held by them:

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR-END OPTION VALUES
                               -------------------------------------------------
                                                   NUMBER OF
                                                  SECURITIES       VALUE OF
                                                  UNDERLYING      UNEXERCISED
                                                  UNEXERCISED    IN-THE-MONEY
                                                    OPTIONS         OPTIONS
                                SHARES             AT FISCAL       AT FISCAL
                               ACQUIRED            YEAR-END        YEAR-END
                                  ON     VALUE    -----------    ------------
                               EXERCISE REALIZED EXERCISABLE/    EXERCISABLE/
   NAME                           (#)     (1)    UNEXERCISABLE UNEXERCISABLE (2)
   ----                        -------- -------- ------------- -----------------
Joseph D. Sansone.............    --       --    97,050/53,750       $0/$0


Stephen M. Mengert............    --       --    15,000/25,000       $0/$0


James R. Henderson............    --       --    22,300/19,000       $0/$0


Charles P. Gaetano............    --       --    11,750/18,250       $0/$0

--------
(1) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on the date of exercise and multiplying that figure by the total number of options exercised.

(2) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on September 30, 1998 and multiplying that figure by the total number of exercisable/unexercisable options.

401(K) SAVINGS PLAN

  The Company maintains the Pediatric Services of America, Inc. 401(k) Savings Plan (the "401(k) Plan"), which became effective January 1, 1992. The 401(k) Plan covers all employees of the Company (except, among others, highly compensated employees as defined in the Plan, certain employees designated as part-time employees and employees deemed to be leased employees within the meaning of certain provisions of the Code) who have completed at least 1,000 hours and one year of service with the Company. Under the 401(k) Plan, each eligible employee may elect to contribute a portion of his compensation up to a maximum of 20% of pre-tax compensation, not exceeding $10,000 for the 1998 calendar year, and 5% of after-tax compensation (or the maximum amount then permitted by the Code). The Company may, in its discretion, make contributions on behalf of eligible employees in an amount up to the employee's contributions. All employees' contributions to the 401(k) Plan are 100% vested. Company contributions vest 100% over a period of five years of service with the Company. Distribution of accrued benefits normally will commence upon the participants reaching age 65 (or if earlier, upon the participant's death or disability).

NON-QUALIFIED DEFERRED COMPENSATION PLAN

  In October 1997, the Company amended the 401(k) Plan to remove certain selected management or highly compensated employees earning more than $80,000 annually from being eligible to participate in the 401(k) Plan. The Company adopted the Pediatric Services of America, Inc. Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan") for those employees of the Company. The Compensation Committee administers the Non-Qualified Plan, and the Board of Directors annually selects the employees who are eligible to participate in the Non-Qualified Plan and the tier to which the employee shall be a member. The purposes of this plan are to provide the selected management or highly compensated personnel of the Company with the opportunity to defer amounts of their compensation which might not otherwise be deferrable under other Company plans, including the 401(k) Plan, and to receive the benefit of additions to their deferral, in the absence of certain restrictions and limitations in the Code. Participants elect the amount of pay they wish to defer up to the maximum percentage of compensation for the tier to which the employee is a member. Maximum deferrals range from 10% to 100% of compensation. The Company may contribute to the Plan an amount equal to a percentage of the amount each Participant contributes to the Plan. The Non-Qualified Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Company contributions and voluntary compensation deferrals are held in a "Rabbi Trust" as that term is defined in Revenue Procedure 92-64, 1992-2 C.B. 422. Distributions of Plan contributions and earnings will be made upon termination of employment, disability, retirement or the financial hardship of the participant. In-service benefits are also available to participants.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Joseph D. Sansone, effective October 1, 1996, pursuant to which Mr. Sansone serves as Chief Executive Officer and President of the Company. Under the terms of the agreement, the Company will pay Mr. Sansone an annual base salary of $225,000 in fiscal 1998 and 1999, subject to such increases as determined by the Company's Board of Directors. Mr. Sansone's annual base salary for fiscal 1999 is $275,000. The agreement also provides that Mr. Sansone is entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and in all of the Company's employee benefit plans and programs for which he is eligible under the terms of such plans or programs. In addition, the agreement provides that Mr. Sansone is entitled to life insurance coverage in the amount of $500,000, payable to the beneficiary of his choice, and certain long-term disability insurance coverage. Mr. Sansone is entitled to receive an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of three years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. Mr. Sansone's salary for each additional term will be equal to the salary paid to him on the last day of the three-year initial term or the most recent additional term, unless otherwise agreed by the Company and Mr. Sansone. The agreement is terminated upon the death or disability of Mr. Sansone, and the Board of Directors may terminate Mr. Sansone's employment with or without cause (as defined in the agreement). In the event Mr. Sansone's employment is terminated without cause or terminated by Mr. Sansone for "good reason," the Company is obligated to pay Mr. Sansone his full salary and provide full benefits for the remainder of the contract term and for a period of 18 months thereafter. "Good reason" is defined as certain events resulting from a change in control of the Company or a failure by the Company to comply with any material term of the agreement which has not been cured within 10 days after notice. Under the terms of the agreement, Mr. Sansone is not entitled to any severance benefits in the event his employment is terminated for cause or in the event he voluntarily terminates his employment with the Company.

  The Company has entered into an employment agreement with Stephen M. Mengert, dated July 22, 1996, pursuant to which he serves as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the terms of the agreement, Mr. Mengert receives an annual base salary of $155,000 for the initial two-year term, subject to increase at the end of the first year as determined by the Board of Directors. Mr. Mengert is also entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and all employee benefit plans and programs for which he is eligible under the terms of such plans or programs. Pursuant to the agreement, Mr. Mengert receives an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of two years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. Mr. Mengert's salary for each additional term will be equal to the salary paid to him on the last day of the initial term or the most recent additional term, unless otherwise agreed by the Company and Mr. Mengert. The agreement has been automatically renewed for an additional term, and Mr. Mengert's salary for the period July 22, 1998 to July 21, 1999 is $164,300. The agreement is terminated upon the death or disability of Mr. Mengert, and the Board of Directors also may terminate Mr. Mengert's employment under the agreement with or without cause (as defined in the agreement). In the event Mr. Mengert's employment is terminated by the Company without cause, or terminated by Mr. Mengert for "good reason," the Company is obligated to pay Mr. Mengert his full salary and benefits for a period of 12 months. "Good reason" is defined as certain events resulting from a change in control of the Company or a failure by the Company to comply with any material term of the agreement which has not been cured within 10 days after notice. Under the terms of the agreement, Mr. Mengert is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

  The Company has entered into an employment agreement with James R. Henderson, dated September 25, 1989, pursuant to which he serves as Senior Vice President of Operations. Under the terms of the agreement, Mr. Henderson received an annual base salary of $103,500 for fiscal 1998. Mr. Henderson's salary for fiscal 1999 is $103,500. Mr. Henderson's salary is also subject to such increase as determined by the Company's Board of Directors, and is he entitled to participate in a bonus plan and all employee benefit plans and programs for which he is eligible. Pursuant to the agreement, Mr. Henderson receives an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of three years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. Mr. Henderson's salary for each additional term will be equal to the salary paid to him on the last day of the initial term or the most recent additional term, unless otherwise agreed by the Company and Mr. Henderson. The agreement is terminated upon the death or disability of Mr. Henderson, and the Board of Directors also may terminate Mr. Henderson's employment under the agreement with or without cause (as defined in the agreement). In the event Mr. Henderson's employment is terminated by the Company without cause, the Company is obligated to pay Mr. Henderson his full salary and benefits for a period of 6 months. Under the terms of the agreement, Mr. Henderson is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

  The Company had a five-year consulting agreement with Charles P. Gaetano dated March 31, 1995 pursuant to the acquisition of Pediatric Partners, Inc. Mr. Gaetano resigned from the Company as of October 21, 1998. Under the terms of the agreement, Mr. Gaetano will be engaged as a consultant to the Company at an annual consulting fee of $25,000 until March 31, 2000. Mr. Gaetano was not entitled to any severance benefits.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There were no transactions or relationships requiring disclosure under Item 404 of Regulation S-K for the 1998 Fiscal Year.

                            STOCK PERFORMANCE GRAPH

  The Company completed an initial public offering of its Common Stock and the Common Stock began trading on the NASDAQ National Market on June 10, 1994. The price information reflected for the Company's Common Stock in the following performance graph represents the closing sales prices of the Common Stock for the period from June 10, 1994 through September 30, 1998 (the end of fiscal
1998). The graph and the accompanying table compare the cumulative total stockholders' return on the Company's Common Stock with the Standard & Poor's ("S&P") 500 Index and the S&P Health Care Composite Index. The S&P Health Care Composite Index is composed of companies within the following industries: diversified health care, pharmaceuticals, miscellaneous health care, hospital management, and medical products and supplies. The calculation in the following graph and table assume that $100 was invested on June 10, 1994 in each of the Company's Common Stock, the S&P 500 Index and the S&P 500 Health Care Composite Index and also assumes dividend reinvestment.

             [COMPARISON OF CUMULATIVE TOTAL RETURN APPEARS HERE]

                 COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG
                        THE COMPANY, THE S&P 500 INDEX,
                   AND THE S&P HEALTHCARE COMPOSITE INDEX**

Measurement period Measurement
(Fiscal Year       PT-
Covered)           6/10/1994   9/30/1994 9/30/1995 9/30/1996 9/30/1997 9/30/98
------------------ ----------- --------- --------- --------- --------- -------

 PSA               $100.00     $160.90   $240.60   $231.30   $292.50   $ 43.00
 S&P 500
  INDEX            $100.00     $100.90   $127.40   $149.80   $206.50   $221.73
 S&P HEALTHCARE
  COMPOSITE
  INDEX            $100.00     $105.30   $118.30   $143.10   $156.10   $131.58

Source: Salomon Smith Barney

(1) Based on a composite of prices weighted by market capitalization of:
    Amedisys, American Home Patient, Apria Healthcare, Interim Services, Lincare, National Home Health Care, Option Care, RoTech Medical Star Multi Care Services, Transworld Home Healthcare and Home Health Corporation of America.

*   Total Return assumes reinvestment of dividends.

**  Fiscal Year ending September 30.

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for fiscal 1999 and has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent auditors of the Company since 1989 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They also will be available to respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                 SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons owning more than 10% of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations from the reporting persons that no other reports were required of those persons, to the Company's knowledge during and with respect to fiscal 1998, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of its Common Stock were complied with in a timely manner.

                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2000 Annual Meeting of Stockholders must be submitted to the Company in accordance with the procedures set forth in
Article II, Sections 5 and 6, respectively, of the Bylaws of the Company. Accordingly, stockholders must submit such proposals and nominations in writing to the Company no earlier than June 11, 1999 and no later than August 20, 1999 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 2000 Annual Meeting. All such proposals and nominations should be submitted on or before such date by certified mail, return receipt requested, and must be received by the Secretary at the Company's corporate offices at 310 Technology Parkway, Norcross, Georgia 30092-2929.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the accompanying form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors.

                                          /s/ Joseph D. Sansone
                                          Chairman of the Board, Chief
                                          Executive Officer and President

Norcross, Georgia
December 28, 1998

                               ----------------

  The Company's 1998 Annual Report, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                      PEDIATRIC SERVICES OF AMERICA, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting of Stockholders and Proxy Statement and does hereby appoint Robert P. Pinkas and Richard S. Smith, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Pediatric Services of America, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of Pediatric Services of America, Inc., to be held in the Medlock Auditorium at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, at 9:00 a.m. on January 20, 1999, and at any adjournment(s) thereof, as indicated on the reverse hereof:

1.  The election of two         FOR all nominees       WITHHOLD AUTHORITY to
    Class II Directors          listed below           vote for all nominees
    to serve until the 2002     (except as marked      listed below [ ]
    Annual Meeting of           to the contrary
    Stockholders:               below) [ ]

                       ADAM O. HOLZHAUER, MICHAEL J. FINN

      (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
2. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal 1999:

          For [ ]      Against  [ ]     Abstain  [ ]

In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors knows of no other business to be presented at the Annual Meeting.

                          TO BE SIGNED ON OTHER SIDE

                        PLEASE COMPLETE, DATE, SIGN AND
                          RETURN THIS PROXY PROMPTLY

        This Proxy, when properly executed, duly returned and not revoked, will be voted in accordance with the directions given by the undersigned stockholder. If no direction is given, it will be voted "For" the nominees listed in Proposal 1 and "For" Proposal 2.



                                                Signature(s)


                                ------------------------------------------------


                                ------------------------------------------------


                                Date
                                    --------------------------------------------


        Please sign exactly as your name(s) appears hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer.